UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2014

Endeavour International Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 307-8700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On September 30, 2014, Endeavour International Corporation (the “Company”), Endeavour International Holding B.V., a wholly-owned subsidiary of the Company (“EIH”), and End Finco LLC, a wholly-owned subsidiary of EIH (“Finco” and, together with EIH, the “Borrowers”), entered into an amended and restated credit agreement (the “Amended Credit Agreement”) in respect of its existing credit agreement dated January 24, 2014, with Credit Suisse AG, (“Credit Suisse”), as administrative agent and as collateral agent, and the lenders party thereto (the “Lenders”), providing for a senior secured term loan facility (the “Term Loan Facility”).

Pursuant to the Term Loan Facility, the Lenders advanced approximately $440 million in aggregate principal amount of term loans to the Borrowers. The proceeds were used to:

•	repay in full the balance outstanding under the Company’s existing Credit Agreement dated as of January 24, 2014;

•	repay in full monetary production payments (the “Monetary Production Payments”) issued by the Company’s wholly-owned subsidiary, Endeavour Energy UK Limited (“Endeavour UK”) over certain of its United Kingdom Continental Shelf Petroleum Production Licences;

•	repay in full all reimbursement obligations outstanding with respect to the Company’s existing LC Procurement Agreement dated as of January 24, 2014;

•	provide cash collateral for the LC Issuance Agreement described below and to pay related expenses; and

•	provide additional liquidity to the Company.

The Term Loan Facility bears interest quarterly at a rate of LIBOR plus 10.00% per year (with a LIBOR floor of 1% per year) and matures on January 2, 2017. The loans under the Term Loan Facility were issued by the Borrowers with original issue discount of 2.0%. Borrowings under the Term Loan Facility are guaranteed by the Company and each of its current and future subsidiaries other than the Borrowers, including Endeavour Operating Corporation and Endeavour UK, subject to certain exceptions. The Term Loan Facility is secured by the same assets securing the Company’s existing Credit Agreement other than cash and cash equivalents in the United States.

The Amended Credit Agreement contains covenants and provisions with respect to events of default that are substantially similar to the covenants in the Company’s existing Credit Agreement including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to: (i) pay distributions or repurchase or redeem the Company’s capital stock or subordinated debt; (ii) make certain investments; (iii) incur additional indebtedness; (iv) create or incur certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions from the Company’s subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) allow EIH or any of its subsidiaries to make dividends, payments or other distributions of any kind of the Debtors, other than pursuant to specific limited amounts and for specified purposes. These covenants are subject to a number of important exceptions and qualifications, as described in the Amended Credit Agreement. The Amended Credit Agreement contains customary events of default, subject to certain exceptions. In particular, the following events do not constitute events of default under the Amended Credit Agreement: (a) payment defaults or other defaults to the Company’s existing notes or to certain intercompany indebtedness or (b) a bankruptcy filing by the Company or its domestic subsidiaries and one foreign subsidiary.

A copy of the Amended Credit Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

LC Issuance Agreement

On September 30, 2014, EIH and Endeavour UK entered into an LC Issuance Agreement (the “LC Issuance Agreement”), pursuant to which Credit Suisse agreed to issue letters of credit for Endeavour UK’s account in the amount of approximately $89.5 million as of September 30, 2014. The letters of credit secure decommissioning obligations in connection with certain of Endeavour UK’s United Kingdom Continental Shelf Petroleum Production

Licences. EIH has secured its reimbursement obligations under the LC Issuance Agreement and all letters of credit issued thereunder by posting cash collateral, which has been funded in part with the proceeds of loans incurred under the Term Loan Facility.

Forbearance Agreements

On September 30, 2014, the Company and its wholly-owned subsidiaries, Endeavour Operating Company, Endeavour Energy New Ventures Inc. and END Management Company entered into forbearance agreements (the “Forbearance Agreements”) with holders of a majority of (a) the notes issued under the Indenture, dated as of March 3, 2014, among the Company, as issuer, each of the guarantors named therein, and Wilmington Savings Fund Society, FSB, as trustee, with respect to an aggregate principal amount of $17.5 million of 6.5% Convertible Notes due 2017, (b) the notes issued under the First Priority Indenture, dated as of February 23, 2012, among the Company, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as trustee and collateral agent, with respect to an aggregate principal amount of $404 million of 12% First Priority Notes due 2018 (the “First Priority Notes”) and (c) notes issued under the Second Priority Indenture, dated as of February 23, 2012, among the Company, as issuer, each of the guarantors named therein, and Wilmington Trust, National Association, as trustee and collateral agent, with respect to an aggregate principal amount of $150 million of 12% Second Priority Notes due 2018 (the “Second Priority Notes”) (the notes issued under the indentures in clauses (a)-(c), “Notes”). Under the terms of the Forbearance Agreements, (i) the Note holders have agreed to forbear from exercising remedies against the Company arising from the failure by the Company to pay (following the passing of a 30-day grace period that ends on October 1, 2014) the September 2, 2014 interest payments due on the Notes and (ii) with respect to the holders of First Priority Notes and Second Priority Notes, arising with respect to the Amended Credit Agreement. The forbearance period is scheduled to expire at 11:59pm on October 7, 2014.

On October 1, 2014, the Company issued a press release announcing the Amended Credit Agreement, the LC Issuance Agreement and the Forbearance Agreements. A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Proceeds of the Amended Credit Agreement were used to repay approximately $124.5 million outstanding under the Company’s existing Credit Agreement dated as of January 24, 2014 with Credit Suisse AG and the other parties thereto, which included a prepayment fee and accrued interest of approximately $6 million, to repay approximately $150 million in the Monetary Production Payments, which included a termination fee of approximately $11.5 million and to repay all reimbursement obligations outstanding with respect to the Company’s existing LC Procurement Agreement dated as of January 24, 2014, which included a prepayment fee and accrued fees of approximately $4 million. Following repayment of the Monetary Production Payments, the Monetary Production Payments were terminated and the liens on the collateral securing the obligations thereunder were released.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03

Cautionary Note Regarding Forward-Looking Statements

Certain statements and information included herein may constitute “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. Please refer to the Company’s Annual Report on Form 10-K for year ended December 31, 2013, filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. The Company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

Item 8.01 Other Events.

The Company remains engaged in discussions with representatives of certain holders of its various classes of indebtedness, including the parties to the Forbearances Agreements, regarding a debt restructuring plan that would be effected by the Company pursuant to a chapter 11 filing. No assurances can be given, however, that such discussions will result in an agreement for a debt restructuring plan. Under the terms of the Amended Credit Agreement, neither a chapter 11 filing, nor the failure by the Company to pay the interest due on the Notes, will result in an event of default thereunder.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Amended Credit Agreement, dated September 30, 2014

99.2	Press Release, dated October 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

October 1, 2014	By:	/s/ Catherine L. Stubbs
Name: Catherine L. Stubbs
Title: Senior Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Amended Credit Agreement, dated September 30, 2014

99.2	Press Release, dated October 1, 2014